Exhibit 99.1

AITX Forecasts 2x to 4x Annual Recurring Revenue Sales Growth in Calendar 2024

Detroit, Michigan, January 2, 2024 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, today announced its sales forecast for the calendar year 2024, projecting substantial growth in annual recurring revenue. This forecast is based on calendar year 2023 results and is reliant on all orders being fully deployed and having client acceptance.

AITX, through its subsidiary Robotic Assistance Devices (RAD), anticipates that, on the conservative side, an additional $5.5 million in annual recurring revenue will be added to its current tally of approximately $5 million in annual recurring revenue throughout 2024. This projection is based on the utilization of existing sales resources as of January 2, 2024. This would effectively double the revenue run rate in 2024. Although the Company forecasts 2x the revenue run rate as the conservative estimate, the Company sees an up to 4x increase in run rate as the aggressive forecast.

Troy McCanna, Senior Vice President of Revenue Operations at RAD, commented, “We feel that we’ll land somewhere between the conservative estimate, which is doubling the revenue run rate, and up to 4x the revenue run rate, which would quadruple it. We have many tools to help get us there. Whether dealers ramp up their sales efforts, we onboard more clients like the $3 million per year client we mentioned in late November, RAD Light My Way becomes standard across healthcare, firearm detection grows adoption, or RIO continues to grow at its current rate, we have many paths and avenues towards more significant sales growth. That’s without mentioning AVA, our most profitable solution, growing its user base throughout the logistics industry. We’ve got many solutions, a worthwhile stretch goal, and you can bet we’ve got the motivation to get there.”

Mark Folmer, CPP, PSP, FSyI, President of RAD, stated, “Our sales team, despite facing challenges in 2023, including staffing fluctuations and various leaves of absence, has grown into a tight team fully connected to our operations team members that are critical to successful implementations. With our plans to strengthen the sales force throughout 2024, we are optimistic about achieving and potentially surpassing our revenue targets.”

The sales team that begins 2024 is as follows: one member primarily managing the dealer channel, another hunts large enterprise accounts, there is an open position focused on healthcare and higher education, plus Mr. McCanna will continue driving demand and managing the team. Continued contributions are also anticipated from Folmer, and Steve Reinharz, CEO of AITX and RAD, along with continued expansion of business from existing clients. Dependent on revenue growth and potential, the Company seeks to add as many as 3 additional business development personnel in 2024.

“Our focus remains on sustainable growth. The projected increase in our annual recurring revenue is a step towards not just closing our profitability gap but also establishing RAD as a dominant player in the AI security market,” Reinharz added.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz